AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated as of December 23, 2003, by and between Cell Power Technologies, LLC., a Delaware Limited Liability Company with executive offices at 1428 36th Street, Suite 205, Brooklyn, NY 11204 ("Purchaser"), and Global Link Technologies, Inc., a Wyoming Corporation, with executive offices at 13 Oak Hill Road, Chatham, New Jersey 07928 ("Seller") supercedes and fully replaces (except as described herein) both the Asset Purchase Agreement dated October 3, 2003, as well as, the Option Agreement dated October 3, 2003, and attached hereto and incorporated herein as Exhibit "A" and Exhibit "B".

W I T N E S S E T H :

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, upon the terms and subject to the conditions hereinafter set forth, certain assets, properties and business of Seller related, inter alia, certain revenue/royalty rights, certain product purchasing rights and certain exclusive distribution rights as more fully described herein emanating from that certain contract dated February 12, 2003, between Seller and E & S International, Inc., a California Corporation, with offices located at 7849 Canoga Avenue, Canoga Park, CA 91303 ("ESI") for the product known as "Cellboost" (also referred to as Jumpit Disposable Batteries) (the "Asset");

NOW, THEREFORE, the parties hereto agree as follows:

1. **Purchase and Sale of Acquired Assets**.

1.1 **The Acquired Assets**. Based on and subject to the terms, agreements, warranties and representations of this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser, and Purchaser hereby irrevocably buys and accepts, all right, title and interest in and to the following assets of Seller described in paragraph 1.1, including, without limitation, the Business described in this Agreement, all of which Business and following assets are hereinafter collectively referred to as the "Acquired Assets". For all purposes of this Agreement, the Acquired Assets shall include all of the following assets:

(i) **Revenue/Royalty Rights**. The revenue and/or royalty rights for the United States of America, Puerto Rico, US Virgin Islands, the Caribbean, Canada, Mexico, Latin and/or South America and Israel contained in the contract by and between Seller and ESI dated February 12, 2003, relating to the sale and distribution of the Acquired Assets; a copy of the Contract is attached hereto as Exhibit "C" (See Sections 4.I, 4.II, 4.III and 4.VIII of Exhibit "C"). Latin and/or South America is defined as all those countries and territories south of Mexico and north of Tierra Del Fuego.

(ii) **Any Other Rights**. Except as defined in Section 1.2 of this agreement, any future royalty or distribution rights of the seller will be deemed an Acquired Asset under this section.

1.2 **The Excluded Assets**. The excluded assets are as follows:

(i) Accounts and notes receivable as of October 3, 2003.

(ii) Cash on hand or in banks, including investments.

(iii) Non-Exclusive Distribution Rights for North America.

1.3 **Consents**. To the extent that the assignment of any existing agreement, license, guaranty, lease, commitment, plan, arrangement, sale order or purchase order, in each case whether written or oral (hereinafter a "Contract") to be assigned to Purchaser as provided herein requires the consent of any other party thereto, this Agreement shall not constitute an assignment of such Contract if an attempted assignment would constitute a breach thereof, unless and until such consent is obtained. Seller agrees to use its best efforts to obtain all such consents, if required. If any such consent is not obtained, Seller agrees to cooperate with Purchaser in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Purchaser the benefits under the applicable Contract, including, without limitation, enforcement, of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise. The Parties acknowledge the Seller is only conveying the assets described in Section 1.1 hereof and not all of Seller's rights under Exhibit C. Further, Purchaser and Purchaser's Counsel have reviewed Section 8. of Exhibit C and acknowledge there is no consent requirement for the assets/rights being conveyed herein by Seller.

2. **Consideration for the Acquired Assets**

2.1 **The Purchase Price**. The total consideration (the "Purchase Price") to be paid by Purchaser for the Acquired Assets shall be the following:

(i) $100,000 in cash, which was wired to Seller via Purchaser's counsel, David A. Appell on October 7, 2003.

(ii) The difference between the royalties earned by Seller up to October 3, 2003, and the $30,000 advance royalty payment made by ESI to Seller in accordance with the terms of Exhibit "C" Section 4.VII.

(iii) The assumption of a promissory note, with an outstanding principal balance of $150,000, dated May 12, 2003, between Global Link Technologies, Inc. and David Klugmann. See attached Exhibit "D".

(iv) A member interest in Purchaser. Purchaser and Seller acknowledge that subsequent to October 3, 2003, Purchaser entered into an Exchange Agreement with e-The Movie Network, Inc. ("ETMV"), a public entity. Upon the completion of said exchange and pursuant to this agreement Seller shall receive one (1) million shares of ETMV common stock. Seller hereby agrees that as a condition of closing with ETMV, that such shares will be subject to a lock-up agreement executed by and between ETMV and Seller allowing Seller to sell up to 60,000 shares every ninety days for eight consecutive periods from the time that the shares are permitted to be sold under the applicable securities laws.

2.2 **Assumption of Liabilities**. Notwithstanding anything contained herein to the contrary, Purchaser is not assuming and shall not be liable for any debt, liability or obligation (hereinafter an "Obligation") of Seller arising under any Contract or otherwise, except for executory Obligations arising after the date hereof under the Asset; provided, however, that, Purchaser is not assuming and shall not be liable for any Obligation (i) under Contracts which shall not have been assigned to Purchaser pursuant to this Agreement; (ii) the existence of which would conflict with, or constitute a breach of, any representation or warranty made by Seller herein; (iii) related to the Excluded Assets; (iv) related to, or arising out of, products sold, or services rendered, by Seller, prior to the date hereof; (v) existing by reason of, or for, any default, breach or penalty by or of Seller under any Contract; (vi) related to or arising out of the relationship between Seller and any employee or independent contractor thereof, whether such debt, liability or obligation concerns a claim by any such employee or contractor based on contract, tort, statute or otherwise; (vii) related to, or arising out of, any accounts or notes payable of Seller; (viii) under any Assumed Contract if such Obligation arose prior to the date hereof; (ix) relating to the negotiation, execution, delivery and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, any federal, state or local income or other taxes incurred as a result of the transactions contemplated hereby; or (x) relating to or arising out of the conduct or operation of Seller prior to the date hereof.

3. **Sub-Distribution Agreement** Concurrent with the execution of this agreement Global Link shall enter into an Exclusive Sub-distribution Agreement with Cell Power Technologies and its successor E-the Movie Network. The Exclusive Sub-distribution Agreement shall give Cell Power Technologies and its successor E-the Movie Network, all rights to buy product directly from ESI/Compact Power Systems under the same terms and condition' as specified in Section 4.IV of the Agreement dated February 12, 2003. Said agreement shall also make Cell Power Technologies and its successor E-the Movie Network the exclusive sub-distributor for all of Latin and South America and the Caribbean more specifically all rights granted under section 4.IX of the agreement dated February 12, 2003.

3.1 **Payment** Seller shall receive a payment of ten cents ($ 0.10) per unit on the net number of Cellboost units sold by Purchaser in Latin and/or South America for the period beginning October 3, 2003 and ending December 31, 2003, and each of the

calendar years ended December 31, 2004 and 2005. The net number of Cellboost units sold will be determined by taking the gross number of Cellboost units Purchaser sold in any period and/or calendar year and reducing it by the gross number of Cellboost units returned in any period and/or calendar year, without regard for reason, to Purchaser. Said payment is to be paid within forty-five (45) after the end of each calendar year. Said payment shall be paid, at Purchaser's sole discretion, either in the form of cash or unregistered shares of EMTV common stock with a market value equal to the payment due. In the event unregistered shares of EMTV common stock is issued to satisfy the royalty amount due, the market value ascribed to each share of unregistered EMTV common stock will be determined by the closing price of EMTV's common stock, on the principal national security exchange that EMTV's common stock is admitted to trade on, on December 31, of 2003,2004, and 2005...

4. **Representations and Warranties of Seller**. Seller hereby represents and warrants to and agrees with Purchaser, as follows:

4.1 **Good Standing**. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. Seller is duly qualified to engage in business in all jurisdictions where the conduct of the Business requires such qualification.

4.2 **Authorization**. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders, if necessary, of Seller and all other action necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby have been taken. This Agreement has been duly and validly executed by Seller and constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms. No consent of any lender, trustee, security holder or any other person is required for Seller to enter into this Agreement or to consummate the transactions contemplated hereby and thereby, nor does the Certificate of Incorporation or By-Laws of Seller, or any mortgage, indenture or other Contract or instrument to which Seller is a party or by which it is bound or affecting any of its properties, conflict with or restrict, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Seller.

4.3 **Financial Information**. The financial information set forth herein, if any, has been prepared from the books and records of Seller, which have been maintained in accordance with generally accepted accounting principles consistently applied, and presents fairly the matters set forth therein and each item contained therein is true and correct in all material respects.

4.4 **Title to Assets; Liens and Encumbrances**. Seller is the owner of, and is hereby conveying to Purchaser good and marketable title to, all the Acquired Assets, free and clear of all security interests, mortgages, liens, claims, restrictions, equities and encumbrances whatsoever except an existing promissory note, with an

outstanding principal balance of $150,000, due and payable on or before May 8, 2004, which is being assumed by Purchaser (See Exhibit "D").

4.5 **Contracts, Commitments and Leases**. Except as set forth on Exhibits "A", "B" and "C" hereto, Seller is not a party to or bound by any Contract relating to the Business or any of the Acquired Assets, including, without limitation, any (i) lease; (ii) royalty, sales, distribution, agency, territorial or license agreement; (iii) Contract (for employment or otherwise) with any officer, employee, director, shareholder, professional person or firm, independent contractor or advertising firm, including, without limitation, Contracts with machinery manufacturers, and trucking and transportation contractors; (iv) any guaranty of payment or performance of any obligations of others; (v) secrecy or confidentiality agreement. Exhibits "A", "B" and "C" set forth those Contracts to which Seller is a party and the assignment or assumption of which to or by Purchaser hereunder requires the consent of any other party thereto or any third party. Seller has delivered true and complete copies of the Contracts listed on "E" to Purchaser.

4.6 **Purchase and Sales Commitments and Orders**. Exhibit "F" sets forth a complete list of all outstanding purchase and sales commitments and orders of Seller in respect of the Business at the date hereof, true and correct copies of which have been made delivered by Seller to Purchaser.

4.7 **Compliance With Law**. Seller has complied with all laws, orders, rules and regulations of any Governmental Agency having jurisdiction over Seller or its operations in any way related to or affecting the Business. No governmental approval, authorization, license, permit or franchise, and no registration or filing by Seller with any Governmental Agency, is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The transactions contemplated by this Agreement are not subject to any bulk sales law and, therefore, no action is required to be taken by either Seller or Purchaser in connection therewith.

4.8 **No Change**. Since February 12, 2003, there has not been any material adverse change (whether or not in the ordinary and usual course of business) in the financial condition of the Asset as reflected in the financial information and data included in herein, or in the business, assets or liabilities of the Asset.

4.9 **Effective Date**. For all purposes, other than the Exchange Agreement with the Purchaser and ETMV, this Agreement shall be considered effective and in full force as of October 3, 2003.

5 **Representations and Warranties of Purchaser**. Purchaser warrants and represents to and agrees with Seller as follows:

5.1 **Good Standing**. Purchaser is a Limited Liability Company fully organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to execute, deliver and perform this Agreement.

5.2 **Authorization**. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by the Managing Members of Purchaser, and all other necessary action of Purchaser required to authorize such execution and delivery and such transactions has been taken. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

6. **Necessary Parties**. If for any reason, it is deemed that EMTV has succeeded to all the interests of Purchaser, then EMTV by signing this agreement hereby consents to and assumes all of the rights, titles and interests of Purchaser and shall be fully substituted as Purchaser. Further, Purchaser and Seller hereby agree to the same.

7. **Deliveries of Seller**. Contemporaneously with the execution and delivery hereof, Seller is delivering to Purchaser instruments of transfer and other instruments and certificates agreed to by the parties, including the following: (a) bill of sale for the Acquired Assets, (b) assignment and assumption agreement for the Assumed Contracts and Assumed Payables, and (c) all books and records of Seller relating to the Asset.

8. **Deliveries of Purchaser**. Contemporaneously with the execution and delivery hereof, Purchaser is delivering to Seller instruments of transfer and other instruments and certificates agreed to by the parties, including the following: (a) a document evidencing Seller's interest in Purchaser's company.

9. **Further Assurances**. Each of the Parties agrees, at any time and from time to time, upon the request of either Party, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, assumption agreements, indemnifications, documents, transfers, powers of attorney and assurances as may be required for the better assigning and transferring to the requesting Party, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession, of any and all of the Acquired Assets and effectuating the terms and conditions of this Agreement together with the applicable Exhibits hereto. Each Party shall perform its obligations under this Agreement in order to consummate the transactions contemplated hereby.

10. **Employees**. Purchaser shall have no responsibility with respect to any past, current or future employees of Seller.

11. **Confidentiality**. Both Seller and Purchaser agree not to, directly or indirectly, without the prior written consent of the disclosing Party, use or disclose to any person, firm or corporation other than the receiving Party or its authorized

representatives, any information, trade secrets, confidential customer information, technical data or know-how relating to the Asset, sources of supply, raw materials, processes, methods, equipment or business practices of the Business ("Proprietary Information").

12. **Indemnification**.

12.1 **Indemnification by Seller**. Seller agrees to indemnify and hold Purchaser and any affiliate of Purchaser harmless from and against any and all loss, damage, claims and expenses, including, without limitation, attorneys' fees and disbursements (all of the foregoing hereinafter referred to as "Damages") which Purchaser or any affiliate of Purchaser may sustain by reason of or arising out of (a) any debt, liability or obligation of Seller or any affiliate (whether contingent or absolute, direct or indirect, or known or unknown) or Contract of or claim against Seller or any affiliate which Purchaser has not specifically assumed hereunder, (b) any liability or obligation arising in any way from any product sold, or service rendered, by Seller or any affiliate prior to the date hereof, or (c) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants or agreements of Seller contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith, or arising out of the consummation of the transactions contemplated hereby.

12.2 **Indemnification by Purchaser**. Purchaser agrees to indemnify and hold Seller and any affiliate harmless from and against any and all Damages which Seller or any affiliate of Seller may sustain by reason of (a) any liability or obligation to be performed after the date hereof under any Assumed Contract or Assumed Payable which Purchaser has assumed hereunder, (b) any liability or obligation arising from any product sold or service rendered by Purchaser or any affiliate of Purchaser after the date hereof or (c) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, covenants, or agreements of Purchaser contained in this Agreement or in any agreement or document delivered pursuant hereto or arising out of the consummation of the transactions contemplated hereby.

12.3 **Procedures for Indemnification**. In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, which claim, action or proceeding involves a matter which is the subject of this indemnification, then such party shall give written notice to the other party hereto of such claim, action or proceeding, and such other party shall have the right to join in the defense of said claim, action or proceeding at such other party's own cost and expense and, at the option of such other party, such other party may take over the defense of such claim, action or proceeding if such other party agrees in writing to be responsible for any liability or judgment arising from such claim, action or proceeding, except that, in such case, the first party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

13 **Survival of Representations.** The parties hereto agree that all representations, warranties, conditions, covenants and agreements contained herein or in any documents delivered pursuant hereto or in connection with the transactions contemplated hereby which by its very language are intended to survive the Closing hereof. shall survive the execution and delivery of this Agreement and the consummation of such transactions.

14 **Fees and Disbursements**. Except as otherwise set forth herein, each party hereto shall pay its own fees expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

15 **Brokerage Indemnity**. Purchaser, on the one hand, and Seller, on the other hand, each represents to the other that no broker, finder or investment adviser has been involved with any of the transactions relating to this Agreement. If any broker, finder or investment adviser claims that such person represented or was retained by Seller, on the one hand, or Purchaser, on the other hand, in connection herewith, Seller or Purchaser, as the case may be, agrees to indemnify and hold the other harmless from and against any and all Damages which may be incurred in connection with such claim.

16 **Notices**. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given when mailed by Express Mail at any general or branch office of the United States Postal Service or dispatched by a private overnight express service, enclosed in a postpaid envelope and addressed to the address of the parties shown below or to such changed address as such party may have fixed by notice, or when sent by facsimile transmission and acknowledged by an appropriate telephonic or facsimile receipt:

To Seller :
Global Link Technologies, Inc
13 Oak Hill Road
Chatham, New Jersey 07928
Attn: Peter Gallic

To Purchaser:
Cell Power Technologies, LLC
1428 36th Street, Suite 205
Brooklyn, NY 11218
Attn: Jacob Herskovits, President

provided that, (a) any notice of change of address shall be effective only when received and (b) a copy of notice given other than by mail shall be given by mail as aforesaid.

17 **Miscellaneous**.

17.1 **Entire Agreement**. This Agreement, including the Exhibits hereto, sets forth the entire agreement and understanding between the parties hereto, and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them, as to the subject matter hereof. This Agreement shall not be modified or amended except by a writing signed by the party to be charged and shall not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged. This Agreement, together with any Exhibits thereto may be executed in facsimile counterparts and each shall be deemed an original for all intent and purposes and each said facsimile counterpart when taken as a whole shall constitute one binding agreement.

17.2 **Taxes**. Any taxes in the nature of a sales, use and/or transfer tax imposed or payable on the sale or transfer of the Acquired Assets or the consummation of any of the transactions contemplated hereby shall be paid by Seller except Purchaser shall indemnify and hold Seller harmless from any tax liability resulting from the exchange of stock required by Purchaser from Seller in connection with this Agreement.

17.3 **Governing Law**. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New York. (where the principal executive offices of Purchaser is located), without giving effect to principles of conflict of laws.

17.4 **Benefit of Parties; Assignment**. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Seller except with the prior written consent of Purchaser. Except as permitted by this paragraph 16.4, this Agreement is not intended to confer any rights or benefits on any persons other than the parties hereto.

17.5 **Severability**. If any provisions of this Agreement, or the application of any provision hereof to any person or circumstances, is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected, unless the provision held invalid shall substantially impair the benefits to any party of the remaining portions of this Agreement.

17.6 **Pronouns**. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine. feminine and neuter.

17.7 **Headings**. The headings in the sections, paragraphs and Exhibits of this Agreement are for convenience of reference and to not constitute a part hereof.

17.8 **Exhibits**. All Exhibits referred to herein are hereby incorporated in this Agreement by reference hereto.

17.9 **Public Announcement**. The parties shall cooperate with regard to any public announcement concerning the sale of the Acquired Assets.

17.10 **Counterparts**. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

17.11 **Facsimile**. Should this Agreement be transmitted by facsimile, the facsimile document or copy thereof shall be considered as an original document, both binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

Global Link Technologies Inc.

By: ______________________
Peter Gallic, CEO

HERSCH STERNHEIM
Notary Public, State of New York
No. 24 - 4999195
Qualified in Kings County
Commission Expires July 20, 2006

Cell Power Technology, LLC

By: ______________________
Jacob Herskovits, Managing Member

HERSCH STERNHEIM
Notary Public, State of New York
No. 24 - 4999195
Qualified in Kings County
Commission Expires July 20, 2006

e-The Movie Network, Inc.

By: ______________________
Jacob Herskovits, President

HERSCH STERNHEIM
Notary Public, State of New York
No. 24 - 4999195
Qualified in Kings County
Commission Expires July 20, 2006